Exhibit No. 11

   Statement Regarding the Computation of Per Share Earnings

                                                   1997                  1996
                                                   ----                  ----
  Earnings per Common Share:
     Primary                                      $1.08                 $0.67

      Primary-before merger costs                 $1.14                 $0.98


      Primary average shares
      outstanding                             5,921,271             5,950,263

     Fully diluted                                $1.08                 $0.67

      Fully diluted-before merger costs           $1.13                 $0.98


     Fully diluted average shares
      outstanding                             5,928,030             5,951,113

See Note 2 to consolidated financial statements.